                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  SILICON VALLEY BANCSHARES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                           SILICON VALLEY BANCSHARES

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, APRIL 16, 1998
                                   4:00 P.M.

TO THE SHAREHOLDERS:

    I am pleased to invite you to attend the 1998 Annual Meeting of Shareholders of Silicon Valley Bancshares, which will be held at the Network Meeting Center at Techmart, Silicon Valley Room, 5201 Great America Parkway, Santa Clara, California 95054, on Thursday, April 16, 1998, 4:00 p.m., local time. The purposes of the meeting are to:

    1. Elect eight (8) Directors to serve for the ensuing year and until their successors are elected.

    2. Ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.

    3.  Transact such other business as may properly come before the meeting.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE ENCOURAGED TO MARK YOUR VOTES, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Any shareholder attending the meeting may vote in person even if such shareholder has previously returned a proxy card.

    Only shareholders of record on February 20, 1998 will be entitled to vote at the meeting.

                       BY ORDER OF THE BOARD OF DIRECTORS

/S/ DANIEL J. KELLEHER

Daniel J. Kelleher
CHAIRMAN OF THE BOARD

Santa Clara, California

March 13, 1998

ALTHOUGH YOU MAY PRESENTLY PLAN TO ATTEND THE MEETING, PLEASE INDICATE ON THE ENCLOSED PROXY CARD YOUR VOTE ON THE MATTERS PRESENTED AND SIGN, DATE AND RETURN THE PROXY CARD. IF YOU DO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME. WE ENCOURAGE YOU TO VOTE FOR THE ELECTION OF ALL EIGHT (8) NOMINEES FOR DIRECTORS AND FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                      PROXY STATEMENT -- TABLE OF CONTENTS

MATTER                                                                                                          PAGE
-----------------------------------------------------------------------------------------------------------     -----
Information Concerning the Proxy Solicitation..............................................................           1
Proposal No. 1 -- Election of Directors*...................................................................           3
Security Ownership of Directors and Executive Officers.....................................................           5
Information on Executive Officers..........................................................................           6
Report of the Executive Committee of the Board on Executive Compensation...................................           7
Return to Shareholders Performance Graph...................................................................          12
Table 1 -- Summary Compensation............................................................................          13
Table 2 -- Option Grants in Last Fiscal Year...............................................................          14
Table 3 -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values...............          15
Termination Arrangements...................................................................................          16
Board Committees and Meeting Attendance....................................................................          19
Corporate Governance Guidelines............................................................................          21
Director Compensation......................................................................................          21
Security Ownership of Principal Shareholders...............................................................          22
Section 16(a) Beneficial Ownership Reporting Compliance....................................................          23
Certain Relationships and Related Transactions.............................................................          23
Proposal No. 2 -- Ratification of Appointment of Independent Auditors*.....................................          23
Shareholder Proposals -- 1999 Annual Meeting...............................................................          24
1997 Annual Report.........................................................................................          24
Other Matters..............................................................................................          24

------------------------

*Denotes Items to be Voted on at the Meeting

               Mailed to shareholders on or about March 13, 1998

                            ------------------------

                                PROXY STATEMENT

                                       OF

                           SILICON VALLEY BANCSHARES

                               3003 TASMAN DRIVE

                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                 INFORMATION CONCERNING THE PROXY SOLICITATION

GENERAL

    This Proxy Statement is furnished in connection with the solicitation of the enclosed Proxy by, and on behalf of, the Board of Directors of Silicon Valley Bancshares, a California corporation and bank holding company (the "Company") for Silicon Valley Bank (the "Bank"), for use at the 1998 Annual Meeting of Shareholders of the Company to be held in the Silicon Valley Room at the Network Meeting Center at Techmart, 5201 Great America Parkway, Santa Clara, California 95054, ON THURSDAY, APRIL 16, 1998 AT 4:00 P.M., local time and at all postponements or adjournments thereof (the "Meeting"). Only shareholders of record on February 20, 1998 (the "Record Date") will be entitled to vote at the Meeting and any postponements or adjournments thereof. At the close of business on the Record Date, the Company had 10,237,634 outstanding shares of its no par value Common Stock (the "Common Stock") held by 653 shareholders of record.

    The Company's principal executive offices are located at 3003 Tasman Drive, Santa Clara, CA 95054 and its telephone number at that location is (408) 654-7400.

VOTING

    Shareholders of the Company's Common Stock are entitled to one vote for each share held, except that in the election of directors, each shareholder has the right to invoke cumulative voting which entitles each shareholder to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. A shareholder may cast all of his or her votes for a single candidate or distribute such votes among as many of the candidates he or she chooses (up to a maximum of the number of directors to be elected). However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) for a candidate unless such candidate's or candidates' names have been properly placed in nomination prior to the voting in accordance with Section 2.11 of the Bylaws of the Company and the shareholder (or any other shareholder) has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates properly placed in nomination. If cumulative voting is properly invoked, the Proxy Holders are given discretionary authority under the terms of the Proxy to cumulate votes represented by shares for which they are named Proxy Holders as they see fit among management's nominees in order to assure the election of as many of such nominees as possible.

    Section 2.11 of the Bylaws of the Company governs nominations for election of members of the Board of Directors, as follows: nominations for election of members of the Company's Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the Secretary of the Company by the later of the close of business twenty-one
(21) days prior to any meeting of shareholders called for the election of directors, or ten (10) days after the date of mailing notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of Common Stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of Common Stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith may, at the discretion of the Chairman of the meeting, be disregarded and upon the Chairman's instructions, the Inspector of Election can disregard all votes cast for each such nominee.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

    While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but should not be counted as Votes Cast with respect to a proposal, since the shareholder has expressly declined to vote on such proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

    Similarly, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted.

    Accordingly, abstentions and broker non-votes will not affect the outcome of the voting on any proposal set forth in this Proxy Statement.

REVOCABILITY OF PROXIES

    Any person giving a Proxy in the form accompanying this Proxy Statement has the power to revoke the Proxy at any time prior to its use. A Proxy is revocable prior to the Meeting by delivering either a written instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of the Company or to the Company's transfer agent. Such Proxy is also automatically revoked if the shareholder is present at the Meeting and votes in person.

SOLICITATION

    This solicitation of Proxies is made by, and on behalf of, the Board of Directors of the Company. The Company will bear the entire cost of preparing, assembling, printing, and mailing Proxy materials furnished by the Board of Directors to shareholders. Copies of Proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Company's Common Stock. In addition to the solicitation of Proxies by use of the mail, some of the officers, directors and regular employees of the Company and the Bank may (without additional compensation) solicit Proxies by telephone or personal interview, the costs of which the Company will bear.

    Unless otherwise instructed, each valid returned Proxy that is not revoked will be voted in the election of directors "FOR" the nominees to the Board of Directors, "FOR" ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors, and at the Proxy Holders' discretion on such other matters, if any, as may properly come before the Meeting or any postponement or adjournment thereof (including any proposal to adjourn the Meeting).

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

    The Company's Bylaws currently provide for a range of from eight (8) to fifteen (15) directors and permit the exact number to be fixed by the Board of Directors. Effective as of April 16, 1998, the Board of Directors has fixed the exact number of directors at eight (8).

NOMINEES FOR DIRECTOR

    All Proxies will be voted "FOR" the election of the following eight (8) nominees recommended by the Board of Directors, all of whom are currently directors, unless authority to vote for the election of directors (or for any particular nominee) is withheld. All of the nominees have served as directors of the Company since the last Annual Meeting of Shareholders. All incumbent directors are nominees for re-election to the Board, except Michael Roster, Esq., who is not standing for re-election. If any of the nominees should unexpectedly decline or be unable to act as a director, the Proxies may be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those listed below. Directors of the Company serve until the next annual meeting of shareholders or until their successors are elected and qualified.

    The names and certain information about each of the Company's nominees for director as of the Record Date are set forth below.

                                         (1)
                                         --      PRINCIPAL OCCUPATION OR EMPLOYMENT
                                         (2)     -----------------------------------------------------------------   DIRECTOR
NAME OF DIRECTOR NOMINEE      AGE        --      OTHER BUSINESS AFFILIATIONS AND PUBLIC COMPANY DIRECTORSHIPS          SINCE
-------------------------     ---                -----------------------------------------------------------------  -----------
Gary K. Barr                  53            (1)  President and Chief Executive Officer, Pacific Coast Capital (a          1982
                                                 real estate investment and management company), Carbondale,
                                                 Colorado since August 1992.
                                            (2)  Chief Financial Officer, Import/Export Time Advisor (an
                                                 information software company), since April 1997. President and
                                                 Chief Executive Officer, Landsing Pacific Fund (a California real estate investment and management company) from 1984 to August
                                                 1992. Interim Acting Chief Executive Officer of the Company and
                                                 the Bank from January 1993 to May 1993.

James F. Burns, Jr.           60            (1)  Trustee of CBR Liquidating Trust since October 1996, and                 1994
                                                 formerly, Executive Vice President and Chief Financial Officer,
                                                 CBR Information Group (a credit and mortgage reporting company),
                                                 Houston, Texas from September 1993 to October 1996.
                                            (2)  Executive Vice President and Chief Financial Officer, Integratec,
                                                 Inc. (a company providing credit origination, servicing and collection services, and the parent company of CBR Information
                                                 Group prior to spin-off of CBR in 1993) from 1988 to 1993.

John C. Dean                  50            (1)  President and Chief Executive Officer of the Company and the Bank        1993
                                                 since May 1993. Also, see "Information on Executive Officers"
                                                 below.
                                            (2)  Advisory Member of Board of Directors, American Central Gas
                                                 Companies, Inc., Tulsa, Oklahoma since August 1994.

David M. deWilde              57            (1)  Managing Partner, L.A.I. (an executive search firm) since January        1995
                                                 1998.
                                            (2)  Founder and Chief Executive Officer, Chartwell Partners
                                                 International, Inc. (an executive search firm) from 1989 to
                                                 January 1998. Director, Berkshire Realty Company, Inc. (a real estate investment trust), Boston, Massachusetts since 1993.

Clarence J. Ferrari, Jr.,     63            (1)  Founder and Principal, Ferrari, Olsen, Ottoboni & Bebb                   1983
Esq.                                             (Attorneys-at-Law), San Jose, California since 1981.

                                         (1)
                                         --      PRINCIPAL OCCUPATION OR EMPLOYMENT
                                         (2)     -----------------------------------------------------------------   DIRECTOR
NAME OF DIRECTOR NOMINEE      AGE        --      OTHER BUSINESS AFFILIATIONS AND PUBLIC COMPANY DIRECTORSHIPS          SINCE
-------------------------     ---                -----------------------------------------------------------------  -----------
Daniel J. Kelleher (1)        55            (1)  Private Investor, Los Altos Hills, California.                           1986

James R. Porter               62            (1)  Chairman, CCI/Triad (a computer services company) since February         1994
                                                 1997.
                                            (2)  President, Chief Executive Officer and Director, Triad Systems
                                                 Corporation (a computer software company), Livermore, California from September 1985 to February 1997. Member of Board of
                                                 Directors, Firstwave Technologies (a sales automation company),
                                                 Atlanta, Georgia since April 1993. Member of Board of Directors,
                                                 Cellular Technical Services (a cellular device company), Seattle,
                                                 Washington since July 1997.

Ann R. Wells                  54            (1)  President, Ann Wells Personnel Services Division, Personnel Group        1986
                                                 of America (a personnel agency) since January 1998.
                                            (2)  Chief Executive Officer, Ann Wells Personnel Services, Inc. (a
                                                 personnel agency), Sunnyvale, California from January 1980 to
                                                 January 1998.

    Henry M. Gay resigned from the Board of Directors on April 17, 1997. Mr. Gay continues to serve as an advisory (non-voting) member of the Company Board and the Bank Board.

VOTE REQUIRED

    The eight (8) nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

------------------------

(1)   Chair of the Company Board and the Bank Board.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information regarding beneficial ownership as of the Record Date of the Company's Common Stock by each of the Company's directors, by each of the executive officers named in the Summary Compensation Table and by all current directors and executive officers as a group. Unless otherwise noted, the respective nominees have sole voting and investment power with respect to the shares shown in the table as beneficially owned.

                                                                    AGGREGATE NUMBER OF SHARES        PERCENT OF
NAME                                                                    BENEFICIALLY OWNED        OUTSTANDING SHARES
------------------------------------------------------------------  ---------------------------  ---------------------
DIRECTORS
Gary K. Barr......................................................              40,000(a)                   0.39%
James F. Burns, Jr................................................              13,500(a)                   0.13%
John C. Dean *....................................................             140,271(b),(g)               1.35%
David M. deWilde..................................................              16,734(a)                   0.16%
Clarence J. Ferrari, Jr., Esq.....................................              57,514(a)                   0.55%
Daniel J. Kelleher................................................              70,881(a)                   0.68%
James R. Porter...................................................              13,875(a)                   0.13%
Michael Roster, Esq...............................................              12,500                      0.12%
Ann R. Wells......................................................              57,430(a)                   0.55%

EXECUTIVE OFFICERS **
John C. Dean......................................................        (See listing above under "Directors")
James F. Forrester................................................              52,718(c),(h)               0.51%
Barbara B. Kamm...................................................              21,796(d),(i)               0.21%
Harry W. Kellogg, Jr..............................................              63,913(e),(j)               0.62%
Kenneth P. Wilcox.................................................              35,506(f),(k)               0.34%
All current directors and executive officers as a group (15
 persons).........................................................             601,636***                   5.80%

------------------------------

Share numbers shown in the table include (1) the following number of shares subject to options where the options are exercisable within 60 days after the Record Date and (2) the following number of shares under the Company's employee retirement plans:

(1)                                 (2)
           (a)        6,000 shares             (g)        47,962
                                                          shares
           (b)        6,250 shares             (h)        10,620
                                                          shares
           (c)        10,845                   (i)        5,099 shares
                      shares
           (d)        12,114                   (j)        10,626
                      shares                              shares
           (e)        33,750                   (k)        7,033 shares
                      shares
           (f)        19,020
                      shares

* Share ownership shown does not include 3,500 shares held in a trust for which Mr. Dean's brother serves as trustee for the benefit of Mr. Dean's youngest daughter, as to which shares Mr. Dean disclaims beneficial ownership. Shares under a similar trust for the benefit of Mr. Dean's oldest daughter were distributed to such daughter (upon attaining the age of 21) in March 1997.

** Ownership shown includes dispositive share equivalents beneficially owned by executive officers under the Company's employee retirement plans. Actual voting shares will be slightly less due to cash liquidity in such retirement plans. The difference between dispositive share equivalents and actual voting shares is not deemed material.

*** Includes (i) 126,979 shares subject to options where the options are exercisable within 60 days after the Record Date and (ii) 82,829 shares held for the benefit of current executive officers under the Company's employee retirement plans.

                     INFORMATION ON EXECUTIVE OFFICERS (1)

    The positions and ages as of the Record Date of the executive officers of the Company are as set forth below. There are no family relationships among directors or executive officers of the Company.

                                                                                                                            EMPLOYEE
NAME AND POSITION               AGE                                   BUSINESS EXPERIENCE                                    SINCE
------------------------------  ---  -------------------------------------------------------------------------------------  --------

JOHN C. DEAN                     50  Prior to joining the Company and the Bank in May 1993, Mr. Dean served as President     1993
  President, Chief Executive         and Chief Executive Officer of Pacific First Bank, a $6.5 billion federal savings
  Officer and Director of the        bank headquartered in Seattle, Washington from December 1991 until April 1993. From
  Company and the Bank               1990 to 1991, Mr. Dean served as Chairman and Chief Executive Officer of First
                                     Interstate Bank of Washington and from 1986 to 1990, Chairman and Chief Executive
                                     Officer of First Interstate Bank of Oklahoma.

JAMES F. FORRESTER               54  Mr. Forrester joined the Bank in 1987 as Senior Vice President of Operations and        1987
  Executive Vice President of        Administration. In 1990, Mr. Forrester founded the Bank's Southern California office
  the Company and the Bank and       and managed that office until August 1993. From August 1993 to December 1995, Mr.
  Manager of the Bank's              Forrester managed the Bank's Special Industries Group and Northern California
  Corporate Finance Group            Technology Group, and from January 1996 to December 1997, managed the Bank's
                                     Strategic Financial Services Group. Mr. Forrester was named Manager of the Corporate
                                     Finance Group in December 1997.

DAVID A. JONES                   40  Mr. Jones joined the Bank in August 1997 as Executive Vice President and Chief Credit   1997
  Executive Vice President and       Officer. Prior to joining the Bank, Mr. Jones served as Senior Vice President of
  Chief Credit Officer of the        Wells Fargo Bank in Portland, Oregon from April 1996 to August 1997. From January
  Bank                               1982 to April 1996, Mr. Jones was a Senior Vice President with First Interstate Bank in Oklahoma, Texas, and Oregon.

BARBARA B. KAMM                  46  Ms. Kamm joined the Bank in January 1991 as Vice President and Senior Loan Officer of   1991
  Executive Vice President and       the Bank's Southern California Technology Group. Prior to being appointed Executive
  Chief Administrative Officer       Vice President and Chief Administrative Officer in September 1996, Ms. Kamm served as
  of the Company and the Bank        Senior Vice President and Manager of the Bank's Southern California Group from August
                                     1993 to September 1996 (having been promoted to Executive Vice President in November
                                     1995).

HARRY W. KELLOGG, JR.            54  Mr. Kellogg joined the Bank in October 1986 as Senior Vice President of the Bank's      1986
  Executive Vice President of        Technology Division. Mr. Kellogg served as Executive Vice President and Chief
  the Company and the Bank and       Marketing Officer from September 1993 to April 1994 (when he left the Bank for ten
  Manager of the Bank's              months, during which time, he served as Executive Vice President for the Emerging
  Products and Services Group        Growth Industries Division of Cupertino Bank). Mr. Kellogg returned to the Bank in
                                     February 1995 as Executive Vice President and Chief Marketing Officer. He was named
                                     Manager of the Bank's Products and Services Group in December 1997.

SCOTT H. RAY                     33  Mr. Ray joined the Bank in September 1994 as Vice President and Manager of the          1994
  Executive Vice President and       Treasury Division. Mr. Ray was appointed Executive Vice President and Chief Financial
  Chief Financial Officer of         Officer in September 1996. Prior to joining the Bank, Mr. Ray served as a Senior
  the Company and the Bank           Manager in the Financial Advisory Services Group of Coopers & Lybrand LLP from 1993 to 1994. From 1987 to 1993, Mr. Ray held increasingly responsible positions with both
                                     Coopers & Lybrand LLP and Price Waterhouse LLP.

KENNETH P. WILCOX                49  Mr. Wilcox joined the Bank in April 1990 as Regional Vice President of the Bank's       1990
  Executive Vice President of        East Coast Technology Group. Prior to becoming Executive Vice President and Manager
  the Company and the Bank and       of the East Coast Technology Group in November 1995, Mr. Wilcox held increasingly
  Chief Banking Officer of the       responsible positions with the Bank (having served as Manager of the East Coast
  Bank                               Technology Group since June 1993). Mr. Wilcox was appointed Chief Banking Officer in
                                     December 1997.

------------------------------

(1) Executive Officers include members of the Bank's Executive Committee and any other officer who performs a policy-making function for the Company within the meaning of the Securities and Exchange Commission's rules.

                 REPORT OF THE EXECUTIVE COMMITTEE OF THE BOARD
                           ON EXECUTIVE COMPENSATION

    THE REPORT OF THE EXECUTIVE COMMITTEE (THE "COMMITTEE") SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE INFORMATION CONTAINED IN THE REPORT BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    Decisions regarding compensation of the Company's executive officers, including those related to stock and stock options, are considered by the full Board of Directors, based upon the recommendations and analysis performed by the Executive Committee (the "Committee"), currently composed of Mr. Kelleher, Chair, and Directors Burns, Dean, Roster, and Wells. See "Executive Committee Interlocks and Insider Participation" below regarding the Executive Committee's assumption of duties previously held by the Personnel and Compensation Committee in September 1997. Since the Committee is responsible for setting the Chief Executive Officer's compensation (subject to approval by the full Board), Mr. Dean refrains from participating in any discussions of the Committee relating to his performance or compensation. The full Board of Directors is also responsible for all option and stock grants to those individuals within the Bank who are subject to Section 16(b) of the Exchange Act. During 1997, the Board of Directors did not modify or reject in any material way any action or recommendation by the Committee.

KEY PRINCIPLES

    The Committee has adopted the following principles to use for guidance in setting compensation:

    -  PAY COMPETITIVELY

       -The Committee maintains a philosophy that executive compensation levels should be competitive relative to those found in other financial institutions of comparable asset size. In that way, the Company can attract and retain highly-qualified executives critical to the Company's long-term success.

       -Consistent with this philosophy, the Committee regularly obtains information regarding executive salary levels in the financial institutions industry through various sources, including compensation surveys conducted by banking industry associations and independent compensation consultants.

       -The Committee attempts to set (a) base compensation at the midpoint of the range and (b) total compensation (including incentive compensation) in the 75th to 100th percentile range (subject to the Company's financial performance being in the top quartile of the Company's competitive group).

       -The Committee strives to reward performance that creates value for the Company's shareholders.

    -  TIE INCENTIVE COMPENSATION TO COMPANY FINANCIAL PERFORMANCE

       -Total incentive compensation (the "incentive compensation pool") paid to the Company's officers under the 1997 incentive compensation program, as in the prior year, was calculated using a financial model called Economic Value Added-Registered Trademark-, or
        EVA-Registered Trademark-(1). EVA-Registered Trademark- is a more accurate measure of true economic profit than net income, as it takes into account how effectively capital is being used to produce the profit. By using EVA-Registered Trademark- to calculate the incentive compensation pool, sustained, continuous improvement in the Company's financial

------------------------

(1)  EVA-Registered Trademark- is a registered trademark of Stern Stewart & Co.

        performance is rewarded, as the incentive compensation pool increases with improvement in the Company's performance from the prior year to the then-current year.

       -Once the amount in the incentive compensation pool was determined (based on the Company's 1997 EVA-Registered Trademark- performance), the Company allocated such amount among eligible officers in the Company. The method for allocation involved:

           (1) determining a "target" incentive amount (based on the Company's 1997 EVA-Registered Trademark- performance), tied to officer level in the Company, with 50% of this "target" amount being a guaranteed incentive amount (subject to the officer's attaining a satisfactory performance rating),

           (2) determining any additional "discretionary" amount that should be paid to each officer, and

           (3) ensuring on a Company-wide basis, that the aggregate of all bonuses paid to eligible officers does not exceed the incentive compensation pool amount.

       -Individual performance ratings are based on attainment of goals set at the beginning of the year. Generally, the goals of officers in the Company are tied to their respective divisions' results, including generation of income (for the lending divisions) and client service levels (for the support divisions).

1997 AND 1998 MARKET SURVEYS

    -  EXECUTIVE OFFICERS

       -A review of the Company's executive compensation was completed by an independent compensation consultant (Sibson & Company) in July 1997. In reviewing the 1997 compensation programs (including 1997 base salary and "target" bonus for 1997 performance), the compensation consultant reviewed market data (based on surveys published in 1996) for the Bank's competitive group. The Bank's competitive group included banks with $1 billion to $15 billion in assets. Of the 18 banks included in the competitive group, 10 are included in the "Nasdaq Banks" index used in the "Return to Shareholders Performance Graph" below. Specific Bank officers were "matched" as closely as possible with officers from the competitive group with similar functional responsibilities. The competitive market data was updated to reflect projected 1997 compensation levels, assuming a 5% annualized increase for base salary and 7% annualized increase for total cash compensation. The compensation consultant concluded that the Bank's executive officers were paid competitively, with most of the Bank's executive officers' 1997 target total compensation within 10% of the 75th percentile range.

    -  CHIEF EXECUTIVE OFFICER

       -In January 1997, the former Personnel and Compensation Committee reviewed Mr. Dean's salary, with input from an independent compensation consultant (Sibson & Company). The committee (with Board concurrence) approved a salary increase for Mr. Dean to $349,998 (from $325,004), to bring Mr. Dean's salary more in line with base salaries paid to other chief executive officers in the Bank's competitive group.

       -The July 1997 review completed by the independent compensation consultant (described immediately above) reflected that Mr. Dean's 1997 base salary was below the 75th percentile of base salaries paid to chief executive officers in the Bank's competitive group. Further, Mr. Dean's aggregated 1997 base salary and bonus (based on Mr. Dean's "target" bonus for 1997 performance) ranked significantly below the 75th percentile (by more than 10%) for the aggregated base salaries and bonuses in the competitive group. However, no change in

        Mr. Dean's base salary or total compensation was made at that time. The Committee agreed to defer consideration of any compensation adjustments to the following year.

       -In February 1998, the Executive Committee reviewed market surveys
        (prepared by independent compensation consultants) on chief executive officer compensation for banks with under $15 billion in assets. The compensation data in the surveys ("1997 Competitive Cash Compensation" from Sibson & Company and "1997 Financial Services Executive Database" from Towers Perrin) were not updated to reflect the typical 7% annualized increase in total cash compensation. Both surveys reflected that Mr. Dean's total cash compensation in 1997 was below the 75th percentile for total cash compensation paid to chief executive officers in the competitive group. Following review of these market surveys, the Committee granted Mr. Dean a $100,000 interest in the venture capital incentive pool (described below in "Actual Incentive Compensation Payments"), to place Mr. Dean's total compensation package more in line with that of chief executive officers in the survey group. The Committee agreed to review Mr. Dean's salary, as well as the salaries of the other executive officers, in the first half of 1998.

INCENTIVE COMPENSATION PAID BASED ON 1997 COMPANY PERFORMANCE

    -  ACTUAL INCENTIVE COMPENSATION PAYMENTS

       -EXECUTIVE OFFICERS. In allocating the incentive compensation pool among eligible officers in the Company, the Committee reviewed actual performance for such officers in 1997, and in particular, as against performance plans set for such officers in the first quarter of 1997. As to Messrs. Forrester, Kellogg and Wilcox, the Committee reviewed their respective line divisions' financial performance, as well as other significant contributions made by such divisions (such as development of new financial products or expansion into other geographic regions). In regard to setting Ms. Kamm's cash incentive amount, the Committee recognized her leadership in managing the Company's administrative groups, including on several key corporate initiatives. The Committee reviewed her groups' progress on these initiatives in 1997, including on the Company's data warehouse project.

        In addition to cash incentive payments made to executive officers for 1997 performance, in the first quarter of 1998, the Company allocated as to each of Messrs. Forrester, Kellogg and Wilcox, and Ms. Kamm, a $45,000 interest in the Company's venture capital investment program (under which the Company invests in venture capital funds for its own account). The executive officers' interests are not in the venture capital funds themselves, but rather, in future distributions to the Company from such funds. The Company's original investment in the subject funds (the distributions from which the executive officers have an interest) generally have been made in the last couple of years. Accordingly, and given historical data (where distributions from funds typically are made in the fifth to tenth years after origination of the funds), the Committee views the venture capital incentive program as a long-term incentive program for executives. Together with other compensation benefits that vest over a stated period of time (such as Company stock options), the Committee believes this venture capital incentive program will serve to retain key executives, while at the same time will serve to provide some diversification to executives' investment portfolios.

       -CHIEF EXECUTIVE OFFICER. In determining Mr. Dean's 1997 cash incentive compensation, the Committee reviewed his actual performance in 1997 in comparison to his performance plan set in the first quarter of 1997. The Committee reviewed the Company's strong financial performance in 1997 (exceeding target goals set in the first quarter of 1997), and also recognized Mr. Dean for his leadership in initiating several key strategic initiatives (in 1997) for the Company (including the Company's data warehouse project).

        In addition to cash incentive payments made to Mr. Dean for his 1997 performance, in the first quarter of 1998, the Company allocated to Mr. Dean a $100,000 interest in the Company's venture capital investment program described above.

    -  EMPLOYEE STOCK OWNERSHIP PLAN

       -The Company also made payments to employees under its employee retirement plans, including to executive officers. See discussion in "Retirement Plans" below regarding payments to executives under the Company's qualified defined contribution plans.

TAX CONSEQUENCES

    To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The Committee will consider various alternatives to preserving the deductibility of compensation payments (in particular, pursuant to Section 162(m) of the Internal Revenue Code) to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The Committee does not expect that any executive officer will receive cash compensation in excess of $1 million during 1998. The Committee adopted limitations on the number of shares that may be subject to awards granted under the 1989 Stock Option Plan and the 1997 Equity Incentive Plan during any one calendar year to an individual so that compensation derived from stock options granted under such plans would qualify as "performance-based" compensation within the meaning of Section 162(m) and would therefore be deductible by the Company without regard to the $1 million limitation.

                              EXECUTIVE COMMITTEE
                           DANIEL J. KELLEHER, CHAIR
                              JAMES F. BURNS, JR.
                                  JOHN C. DEAN
                                 MICHAEL ROSTER
                                  ANN R. WELLS
                  FORMER PERSONNEL AND COMPENSATION COMMITTEE
      ANN R. WELLS, CHAIR (CURRENTLY A MEMBER OF THE EXECUTIVE COMMITTEE)
                      GARY K. BARR (UNTIL SEPTEMBER 1997)
                    DAVID M. DEWILDE (UNTIL SEPTEMBER 1997)
         MICHAEL ROSTER (CURRENTLY A MEMBER OF THE EXECUTIVE COMMITTEE)

EXECUTIVE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In September 1997, the Executive Committee assumed the duties of the Personnel and Compensation Committee and Stock Committee (while still retaining the Executive Committee's other ongoing responsibilities). The Personnel and Compensation Committee and Stock Committee were then disbanded. Since September 1997, the Executive Committee has performed all compensation functions of the Board of Directors, including administration of the Company's stock-based employee benefit plans. However, individual option and stock grants under the 1989 Stock Option Plan and the 1997 Equity Incentive Plan to individuals subject to Section 16(b) of the Exchange Act remain the responsibility of the full Board of Directors. (See discussion below under "Board Committees and Meeting Attendance" for additional information on the Executive Committee.) The Executive Committee is currently chaired by

Mr. Daniel J. Kelleher, with Directors Wells, Burns, Dean, and Roster serving as members. With the exception of Mr. Dean, none of the aforementioned persons has ever been an officer or employee of the Company or the Bank. Mr. Dean refrains from participating in any Committee discussions related to his performance or compensation.

    From January to September 1997, the Personnel and Compensation Committee performed all compensation functions of the Board of Directors. With regard to stock-based compensation (including under the Company's employee benefit plans), the Personnel and Compensation Committee worked with the Stock Committee, which had primary responsibility for reviewing and approving the Company's stock-based compensation plans. (See discussion below under "Board Committees and Meeting Attendance" for additional information on the Personnel and Compensation Committee and the Stock Committee.) The Personnel and Compensation Committee and the Stock Committee were chaired by Ms. Ann R. Wells, with Messrs. Barr, deWilde, Gay, and Roster serving as members. With the exception of Mr. Barr, who served as Interim Acting Chief Executive Officer of the Bank during the period January 1993 through May 1993, none of the aforementioned persons had ever been an officer or employee of the Company or the Bank.

    Until January 1998, Ann R. Wells held the position of Chief Executive Officer of Ann Wells Personnel Services, Inc., which provided temporary employment and recruiting services to the Bank in 1997. In January 1998, the company was sold to Personnel Group of America. Ms. Wells now serves as the President of the Ann Wells Personnel Service Division of the Personnel Group of America, which is expected to provide temporary employment and recruiting services to the Bank in 1998. Also, Daniel J. Kelleher, a director of the Company, held a forty-nine (49) percent interest in Ann Wells Personnel Services, Inc. The fees paid to Ann Wells Personnel Services by the Bank did not exceed five (5) percent of that company's gross revenues for its last full fiscal year and are comparable to those charged by unrelated parties for similar services.

                    RETURN TO SHAREHOLDERS PERFORMANCE GRAPH

    The following graph compares, for the period from December 31, 1992 through December 31, 1997, the cumulative total shareholder return on the Common Stock of the Company with (i) the cumulative total return of the Standard and Poor's 500 ("S&P 500") market index, (ii) the cumulative total return of the Nasdaq Stock Market-U.S. index, and (iii) the cumulative total return of the Nasdaq Banks index. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future stock price performance.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                      SILICON VALLEY BANCSHARES, S&P 500,
                  NASDAQ STOCK MARKET - U.S., AND NASDAQ BANKS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                SILICON VALLEY
                  BANCSHARES          S&P 500   NASDAQ STOCK MARKET -U.S.    NASDAQ BANKS
1992                        $100.00    $100.00                     $100.00         $100.00
1993                        $122.73    $110.08                     $114.80         $114.04
1994                        $163.64    $111.53                     $112.21         $113.63
1995                        $290.91    $153.45                     $158.70         $169.22
1996                        $390.91    $188.68                     $195.19         $223.41
1997                        $681.82    $251.64                     $239.53         $377.44

                     TABLE 1 -- SUMMARY COMPENSATION TABLE

    The following table sets forth certain information for each of the last three (3) fiscal years concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company and of the Bank ("Named Officers") (based on salary plus bonus for 1997):

                                            ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                                  ----------------------------------------   -----------------------------------------------------
                                                                                      AWARDS                     PAYOUTS
                                                                  OTHER      ------------------------   --------------------------
                                                                 ANNUAL      RESTRICTED   SECURITIES                 ALL OTHER
                                                                 COMPEN-       STOCK      UNDERLYING     LTIP         COMPEN-
NAME AND PRINCIPAL                SALARY (1)      BONUS        SATION (2)    AWARDS (3)   OPTIONS (4)   PAYOUTS      SATION (5)
  POSITION                  YEAR     ($)           ($)             ($)          ($)           (#)         ($)           ($)
--------------------------  ----  ----------   -----------     -----------   ----------   -----------   -------   ----------------
JOHN C. DEAN                1997   $349,998    $   250,000       $--          $ --          25,000        --          $125,000
  President and Chief       1996   $325,004    $   375,124(6)    $--          $107,500       --           --          $ 23,080
  Executive Officer         1995   $254,200    $   152,321(7)    $--          $ --           --           --          $ 23,500

JAMES F. FORRESTER          1997   $185,000    $   100,000       $--          $ --          15,000        --          $ 70,000
  Executive Vice President  1996   $185,000    $   150,000(6)    $--          $ --           --           --          $ 23,080
  and Manager of Corporate  1995   $160,000    $    75,703(7)    $--          $ --          21,500        --          $ 23,500
  Finance Group

BARBARA B. KAMM             1997   $170,000    $   100,000       $--          $ --           7,500        --          $ 70,000
  Executive Vice President  1996   $145,937    $   110,000(6)    $43,869      $ --          25,000        --          $ 21,225
  and Chief Administrative  1995   $127,250    $    62,787(7)    $--          $ --          21,000        --          $ 20,088
  Officer

HARRY W. KELLOGG, JR. (8)   1997   $170,000    $   100,000       $--          $ --          15,000        --          $ 70,000
  Executive Vice President  1996   $163,125    $   125,275(6)    $--          $ --           --           --          $ 23,080
  and Manager of Products   1995   $126,888    $    65,211(7)    $--          $ --          30,000        --          $ 20,033
  and Services Group

KENNETH P. WILCOX           1997   $147,349    $   100,000       $--          $ --          20,000        --          $ 66,659
  Executive Vice President  1996   $135,000    $   110,000(6)    $--          $ --           --           --          $ 19,600
  and Chief Banking         1995   $125,417    $    53,697(7)    $--          $ --          12,000        --          $ 19,813
  Officer

------------------------------

(1)  Includes amounts deferred at the election of the executive officer.

(2) Amounts in this column represent (a) relocation costs incurred by the executive officer and reimbursed by the Bank, as well as (b) premiums for supplemental long-term disability coverage provided by the Bank. Amounts for the years shown are not reflected if the total value of perquisites paid to the executive officer during a fiscal year did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary plus bonus in the subject year. Amount reflected for Ms. Kamm in 1996 includes relocation costs in the amount of $42,532 and premiums in the amount of $1,337.

(3) As of December 31, 1997, Mr. Dean held 5,000 restricted shares of the Company's Common Stock (granted on January 18, 1996), with a market value of $281,250. Market value is based on the $56.25 per share closing market price of the Company's Common Stock on the National Association of Securities Dealers Automated Quotation/National Market on December 31, 1997, the last trading day of 1997. Holders of restricted stock have rights equivalent to those of other shareholders, including voting rights and rights to dividends. All of Mr. Dean's shares will vest on January 17, 2000 or earlier upon a "Change in Control" (as defined). See "Termination Agreements" below.

(4) The numbers in this column reflect shares of Common Stock underlying options. No Stock Appreciation Rights ("SARs") were awarded during the years 1995 through 1997.

(5) Amounts in this column represent employer contributions to the Bank's combined 401(k) and Employee Stock Ownership Plan, and Money Purchase Pension Plan (see discussion under "Retirement Plans"). Amounts for 1997 for Mr. Dean also include a $100,000 interest in the Company's venture capital investment program (under which the Company invests in venture capital funds for its own account). Additionally, amounts for 1997 for each of executive officers Forrester, Kamm, Kellogg, and Wilcox include a $45,000 interest in such venture capital investment program. Interests are not in the venture capital funds themselves, but rather, in future distributions from such funds. Mr. Dean's $100,000 interest represents an 11.8% interest in the $850,000 pool of venture capital investments earmarked for the 1998 venture capital incentive program for the Company's officers. Also, each other Named Officer's $45,000 interest represents 5.3% of such $850,000 pool.

(6) A portion of the executive officers' 1996 bonuses were deferred by the Company. Amounts deferred for executive officers Dean, Forrester, Kamm, Kellogg, and Wilcox were $57,000, $40,600, $23,022, $33,205, and $27,133, respectively. These amounts were paid to such executive officers in August 1997 (and are included in the bonus amounts for 1996 only).

(7) Deferred 1995 bonus amounts (20% of the respective executive officers' 1995 bonuses) were actually paid in February 1997. These deferred amounts are included in the 1995 bonus amounts.

(8)  Mr. Kellogg left the Bank in April 1994, but returned in February 1995.

                  TABLE 2 -- OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning the grant of options to purchase the Company's Common Stock to the Named Officers during 1997:

                         INDIVIDUAL GRANTS IN 1997 (1)

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                         PERCENT OF                               ANNUAL RATES OF
                                         NUMBER OF      TOTAL OPTIONS                               STOCK PRICE
                                         SECURITIES      GRANTED TO                               APPRECIATION FOR
                                         UNDERLYING     EMPLOYEES IN    EXERCISE                  OPTION TERM (4)
                                          OPTIONS          FISCAL         PRICE     EXPIRATION  --------------------
NAME                                   GRANTED (#)(2)     YEAR (3)      ($/SHARE)      DATE      5% ($)    10% ($)
-------------------------------------  --------------   -------------   ---------   ----------  --------  ----------
John C. Dean.........................      25,000           6.78%        $33.00     01/07/2007  $518,838  $1,314,838
James F. Forrester...................      15,000           4.07%        $33.00     01/07/2007  $311,303  $  788,903
Barbara B. Kamm......................       7,500           2.03%        $33.00     01/07/2007  $155,651  $  394,451
Harry W. Kellogg, Jr.................      15,000           4.07%        $33.00     01/07/2007  $311,303  $  788,903
Kenneth P. Wilcox....................      20,000           5.42%        $33.00     01/07/2007  $415,070  $1,051,870

------------------------------

(1) Consists entirely of options granted pursuant to the Company's 1997 Equity Incentive Plan (the "Plan"). The Plan provides for administration of the Plan by the Board of Directors of the Company, or by a committee thereof to which the Board of Directors has delegated authority to administer the Plan (the "Administrator"). The Administrator designates the persons to be granted options, the type of option, the number of underlying shares, the exercise price, the date of grant and the date options become exercisable. The Administrator also has broad discretion to amend outstanding options or to effect repricings. These options were granted at 100% of the fair market value of the Company's Common Stock on the date of grant. The option grants vest ratably over four years and expire ten years from the date of grant. Upon a "Change in Control" of the Company or the Bank, the options will become fully exercisable. See "Termination Agreements" below. In October 1997, the Board of Directors voted to permit assignability of non-qualified stock options granted under the Plan to immediate family members, family trusts, and similar entities. Any options so assigned will continue to be reported in this table and in the option exercises table (see "Table 3" below) as if still held by the Named Officer.

(2) Represents grants made in January 1997 constituting both allotted options for 1997, as well as options that otherwise would be granted in 1998. Accordingly, the Company does not currently expect to grant options to the Named Officers until January 1999.

(3) Based on options to purchase an aggregate of 369,000 shares of the Company's Common Stock granted to certain employees during 1997 under the 1997 Equity Incentive Plan and 1989 Stock Option Plan.

(4) Represents the potential net realizable dollar value of the option grants, i.e., the market price of the underlying shares (adjusted for the assumed annual stock appreciation rates of 5% and 10%, respectively, with the assumed rates compounded annually over the ten-year term of the options), minus the aggregate exercise price of the options. The stock price appreciation rates are mandated by SEC rules and do not represent the Company's estimate of future stock prices.

         TABLE 3 -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES (1)

    The following table sets forth information concerning the exercise of options during 1997 and the options held at 1997 fiscal year-end by Named
Officers:

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   SHARES                     OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END (3)
                                 ACQUIRED ON      VALUE                   (#)                           ($)
                                  EXERCISE     REALIZED (2)   ---------------------------   ---------------------------
NAME                                 (#)           ($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------   ------------   -----------   -------------   -----------   -------------
John C. Dean...................    28,896       $1,228,080      71,104         25,000       $3,380,112     $  581,250
James F. Forrester.............    24,723       $  726,931       --            22,095           --         $  651,139
Barbara B. Kamm................     --             --           21,620         35,880       $  818,107     $1,154,218
Harry W. Kellogg, Jr...........     --             --           20,100         24,900       $  846,612     $  765,738
Kenneth P. Wilcox..............    12,000       $  483,940      10,060         25,940       $  438,922     $  708,778

------------------------------

(1) Consists entirely of stock options. No stock appreciation rights ("SARs") have been awarded to date. In October 1997, the Board of Directors voted to permit assignability of non-qualified stock options granted under the 1997 Equity Incentive Plan to immediate family members, family trusts and similar entities. Any options so assigned will continue to be reported in this table as if still held by the Named Officer, and exercises by or on behalf of such assignees are also reflected as exercises by the Named Officer.

(2) Represents the market price of the underlying securities on the date of the option exercise, minus the exercise price.

(3) Represents the market value of the underlying securities at 1997 fiscal year-end, based on the $56.25 per share closing market price of the Company's Common Stock on the National Association of Securities Dealers Automated Quotation/National Market on December 31, 1997, less the exercise price.

RETIREMENT PLANS

    The Bank has two defined contribution plans: (1) the Silicon Valley Bank 401(k) and Employee Stock Ownership Plan (the "401(k)" and "ESOP") (a qualified profit sharing plan under the Internal Revenue Code [the "IRC"]) and (2) the Silicon Valley Bank Money Purchase Pension Plan (the "MPP") (a qualified money purchase pension plan under the IRC). The Company matches 100% of employee-deferred salary contributions to the 401(k), up to a maximum contribution of $1,000 per year per employee. The Company makes contributions to the ESOP and MPP using a compensation-based formula (subject to certain limitations on compensation under the IRC). ESOP contributions are discretionary based on the profitability of the Company, are invested primarily in the Company's Common Stock and may not exceed 10% of eligible employees' base compensation. In 1997, the ESOP contribution was 10% of eligible compensation as a result of the Company's nearly attaining its stretch performance goal. MPP contributions are guaranteed at 5% of eligible compensation and are invested at the participant's direction. Prior to 1995, these guaranteed contributions were made to the ESOP and invested primarily in Company Common Stock; however, in 1996, the MPP was established retroactive to January 1, 1995 for the guaranteed contributions and, in May 1996, the investments (under the MPP) formerly in Company Common Stock became participant-directed. The assets of both retirement plans are held in trust for the exclusive benefit of the employee-participants.

                            TERMINATION ARRANGEMENTS

    The Bank entered into Termination Agreements ("Termination Agreements") with certain executive officers, including Named Officers Dean, Forrester, Kamm, Kellogg, and Wilcox in 1996. These Termination Agreements renewed (with some modifications) other agreements then in effect (which otherwise would have expired in 1996). The Termination Agreements provide for severance pay and continuation of certain benefits if the executive's employment is terminated following a "Change in Control" (defined below). The Termination Agreements were approved by disinterested members of the Boards of Directors of the Company and the Bank during 1996.

    TERMINATION FOLLOWING A CHANGE IN CONTROL. In order for an executive to receive benefits under the Termination Agreements following a Change in Control, the executive must be terminated involuntarily without cause or constructively terminated within 24 months following the Change in Control. Also, benefits will be given to executives only following a Change in Control that involves payments to shareholders in excess of the then book value of the Company.

    Under the Termination Agreements, a "Change in Control" will be deemed to have occurred in any of the following circumstances:

        (1) the acquisition of 50% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for employee benefit plans of the Company or the Bank;

        (2) the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity and a change in the composition of the Board during the following 12 months such that those persons serving as directors immediately prior to the share acquisition, and those new directors elected by a vote of at least two-thirds of the directors of the Company, cease to make up at least 60% of the directors of the Company;

        (3) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the shareholders of the Company immediately prior thereto continue to own more than 50% of the outstanding voting stock of the surviving entity; or

        (4) the complete liquidation of the Company or the Bank, or disposition of all or substantially all of the Company's or the Bank's assets.

    A constructive termination is deemed to have occurred if the executive resigns in writing following a reduction in the executive's then annual base salary, upon a 15% reduction in the executive's annual compensation (base salary plus bonus), upon a material reduction in the executive's responsibilities, or upon a relocation by more than 50 miles of the principal place at which the executive works.

    Under the Termination Agreements, the amount of severance benefits payable to an executive whose employment is terminated during the 24 months following a Change in Control is dependent upon the "transaction price multiple" of the then book value of the Company or the Bank. As the transaction price multiple of book value increases above 1.0, the severance benefit (the "Severance Benefit") (represented as a multiple of the executive's annual compensation [base salary plus bonus]) increases. The multiples of annual compensation (for respective sales percentages received in excess of book value) for the Bank's Executive Committee members (executive officers Dean, Forrester, Kamm, Kellogg, and Wilcox) are higher than for non-Executive Committee executives (such as Mr. Jones). Further, the percentage payout of the Severance Benefit is on a sliding scale tied to termination date. If the termination date is within 12 months following the Change in Control, then 100% of the Severance Benefit will be paid. However, between 12 months and 24 months following a Change in Control, a declining percentage will be paid, with 75% of the Severance Benefit being payable for terminations 15 months following a Change in Control and 0% being payable for terminations 24 months following a Change in Control. Finally, upon a Change in Control, all outstanding options (representing interests in the Company's Common Stock) will become immediately and fully vested (and may be exercised) and all restrictions upon any restricted Company stock will lapse immediately and all such shares will become fully vested (unless the Board of Directors determines otherwise at the time of grant).

    In linking the amount of termination payments within 24 months following a Change in Control to the transaction price multiple of book value, the Boards of Directors of the Company and the Bank underscored their view that management should be rewarded correspondingly for increased shareholder value. Therefore, the amount of severance payments to executives under the Termination Agreements increases in direct proportion to increases in value realized through a Change in Control of the Company or the Bank. Conversely, sale of the Company or the Bank for less than book value would result in no cash payout to executives under the Termination Agreements, although they would still be entitled to acceleration of vesting.

    The severance program approved by the Boards of Directors of the Company and the Bank includes certain non-executive Bank officers as well. The amount of severance benefits payable to officers below the executive level is likewise dependent upon the "transaction price multiple" described above. Under the program for non-executive officers, as the grade level of the officer in the Bank increases, the multiple of the officer's base salary used in determining the severance benefit increases.

    In August 1997, the Board of Directors approved a change in the Termination Agreements. Effective August 12, 1998 (when the current Termination Agreements expire), the multiples used for determining Severance Benefits have been reduced. Accordingly, the Severance Benefits payable for respective transaction price multiples of book value correspondingly have been reduced (effective August 12, 1998).

    LIMITATION ON SEVERANCE PAYMENTS. To the extent that the severance payments otherwise called for by the Termination Agreements would trigger "golden parachute" tax treatment pursuant to Section 280(g) and/or Section 4999 of the Internal Revenue Code, the payments will be reduced to the largest amount that the employee determines would result in maximizing the employee's net proceeds (after taking into account the payment of any applicable taxes, including excise taxes).

DEAN EMPLOYMENT AGREEMENT

    Mr. Dean entered into an employment agreement with the Company and the Bank, effective April 12, 1993. The agreement provided for a one-year term of employment, renewable annually thereafter by mutual agreement. Pursuant to his employment agreement, Mr. Dean received a grant of 50,000 shares of restricted stock in 1993, of which 25% were originally scheduled to vest on each of March 31, 1993, 1994, 1995, and 1996. Such shares were originally subject to a restriction on resale for two years following vesting. This stock grant was amended in the last quarter of 1993 to provide that no shares would vest until March 31, 1996, at which time 100% of the shares vested. The agreement was further amended in 1995 to delete the two-year resale restriction. (The resale restriction was deleted to provide Mr. Dean with sufficient liquidity to pay the income taxes on the 50,000 shares vesting in 1996.) Additionally, under Mr. Dean's employment agreement, the Company granted Mr. Dean options to purchase 50,000 shares of the Company's Common Stock pursuant to the Company's 1989 Stock Option Plan (with the agreement providing for options to purchase an additional 50,000 shares under the terms of the agreement). The options vest as to 25% each year, beginning in 1994 (with the final 25% having vested in 1997). With the adoption of the above-described Termination Agreements and with the exception of above-described terms in Mr. Dean's employment agreement, most key provisions of Mr. Dean's employment agreement have been superseded.

SMITH EMPLOYMENT AGREEMENT

    Roger V. Smith resigned as a member of the Company Board of Directors, effective October 24, 1995. Pursuant to an Employment Agreement, Mr. Smith was employed by the Bank through October 31, 1997. During the employment term, Mr. Smith received a monthly salary of $8,333. Also, during the employment term, all options held by Mr. Smith continued to be outstanding and vested in accordance with their respective terms.

WOODWARD CONSULTING AGREEMENT

    Allyn C. Woodward resigned as Senior Executive Vice President and Chief Operating Officer of the Bank, effective April 1, 1995. The Bank and Mr. Woodward entered into a consulting agreement, effective April 1, 1995, pursuant to which Mr. Woodward continued to serve as a consultant to the Bank until October 1996. Under the consulting agreement, the Bank paid Mr. Woodward $214,200 over the 19-month period from April 1995 to October 1996, for Mr. Woodward's services as a consultant. Until October 1996, all stock options held by Mr. Woodward continued to be outstanding and vested in accordance with their respective terms. Additionally, the Company and the Bank granted Mr. Woodward 25,000 shares of the Company's Common Stock, which vested as to 1/3 of such number of shares on each of January 5, 1996, January 5, 1997 and January 5, 1998 (on account of Mr. Woodward's non-competition with the Bank through and including such respective dates).(1)

------------------------

(1) As reported in the Company's 1995, 1996 and 1997 Proxy Statements, Mr. Woodward's 25,000 restricted shares of the Company's Common Stock held at
    December 31, 1994 were forfeited to the Company. The grant described in this paragraph constituted a new grant to Mr. Woodward.

                  BOARD COMMITTEES AND MEETING ATTENDANCE (1)

    The Company and the Bank have Audit and Finance, Executive, and Loan Committees of their respective Boards of Directors. Members as of the Record Date were as follows:

AUDIT AND FINANCE                       EXECUTIVE                               LOAN
------------------------------------    ------------------------------------    ------------------------------------
James F. Burns, Jr., Chair              Daniel J. Kelleher, Chair               Gary K. Barr, Chair
Clarence J. Ferrari, Jr., Vice-Chair    James F. Burns, Jr.                     David M. deWilde
Gary K. Barr                            John C. Dean                            Clarence J. Ferrari, Jr.
David M. deWilde                        Michael Roster                          Daniel J. Kelleher
James Porter                            Ann R. Wells                            James Porter
Michael Roster                                                                  Ann R. Wells

AUDIT AND FINANCE COMMITTEE (JOINT COMPANY/BANK COMMITTEE) 3 meetings in fiscal year 1997

    - Approves the selection and termination of the Company's independent auditors;

    - Reviews the scope and results of the audit plans of the independent auditors;

    - Reviews the adequacy of the Company's internal accounting controls;

    - Reviews with management and with the independent auditors, reports filed with banking regulatory agencies and the Securities and Exchange Commission;

    - Evaluates the activities and utilization of the Company's and the Bank's internal audit relationship;

    - Oversees the Bank's investment and funds management policies, which include the following five policies: investment policy, liquidity management policy, interest rate risk management policy, hedging policy, and capital management policy;

    - Reviews and approves the Company's and the Bank's insurance policies; and

    - Oversees management's efforts in ensuring that the Company is complying with accounting standards and with federal and state banking laws.

EXECUTIVE COMMITTEE (SEPARATE COMPANY/BANK COMMITTEES)
  3 meetings (Company Executive
   Committee) in fiscal year 1997
  3 meetings (Bank Executive
   Committee) in fiscal year 1997

    - Works with management in developing long-term strategic plans;

    - Has the authority of the Board between Board meetings, except as otherwise provided by California law;

    - Serves as the nominating committee for directors as well as Board and Board committee chairs. (The Executive Committee will consider nominees for director who are recommended by shareholders. Shareholders that wish to submit names of prospective director-nominees for consideration by the Executive Committee should do so in writing to the Secretary of Silicon Valley Bancshares, 3003 Tasman Drive, Santa Clara, CA 95054.);

------------------------

(1) Prior to the restructuring of the Board Committees in September 1997 (see discussion below), there were 8 Audit Committee meetings, 8 Finance Committee meetings, 5 Executive Committee meetings (for the Company's, as well as the Bank's, Executive Committee), and 27 Directors' Loan Committee meetings from January to September 1997.

    - Works with management in ensuring that the Bank's long-term and short-term compensation programs are competitive and effective in attracting, retaining, and motivating highly-skilled personnel;

    - Reviews and recommends the Chief Executive Officer's compensation (with the Chief Executive Officer refraining from participating in any Committee discussions related to the Chief Executive Officer's performance or compensation); and

    - Reviews and approves compensation and administers stock-based employee benefit plans (individual option and stock grants under the 1989 Option Plan and the 1997 Equity Incentive Plan to individuals subject to Section 16(b) of the Exchange Act remain the responsibility of the full Board of Directors).

LOAN COMMITTEE (BANK COMMITTEE)                  18 meetings in fiscal year 1997

    - Works with management in seeking to ensure that the Bank maintains and enforces the Bank's credit policy and credit procedures;

    - Works with management in ensuring compliance with lending limit restrictions and with established portfolio constraints and limitations;

    - Works with management in ensuring problem credits are identified on a timely basis;

    - Has lending authority and establishes lending authority levels for Bank committees and respective officer levels in the Bank;

    - Reviews the Bank's community delineations to ensure that they meet the purposes of the Community Reinvestment Act; and

    - Works with management in monitoring the loan portfolio, including reviewing proposed corrective action plans when pre-determined portfolio credit quality levels are reached.

    From January to September 1997, the Company and Bank maintained Audit, Loan, Executive, Finance, and Personnel and Compensation/Stock Committees of their respective Boards of Directors. In August 1997, the Board of Directors approved the Executive Committee's assumption of the duties previously performed by the Personnel and Compensation Committee and Stock Committee (in addition to retaining the Executive Committee's original duties) and approved merging the Audit and Finance Committees (with the newly-formed committee assuming the responsibilities of the previously separate Audit and Finance Committees). Members at the time of the committee restructure were as follows:

AUDIT                                 LOAN                                  EXECUTIVE
------------------------------------  ------------------------------------  ------------------------------------
Clarence J. Ferrari, Jr., Chair       Gary K. Barr, Chair                   Daniel J. Kelleher, Chair
James F. Burns, Jr.                   John C. Dean (alternate member)       James F. Burns, Jr.
James R. Porter                       David M. deWilde                      John C. Dean
                                      Daniel J. Kelleher                    Michael Roster
                                      Ann R. Wells


                                      PERSONNEL AND
FINANCE                               COMPENSATION/STOCK
------------------------------------  ------------------------------------
James F. Burns, Jr., Chair            Ann R. Wells, Chair
John C. Dean                          Gary K. Barr
Clarence J. Ferrari, Jr.              David M. deWilde
James R. Porter                       Michael Roster

    Actions taken by the above-described Board Committees are reported to the Company or Bank Board of Directors, as appropriate, following the Committee meetings.

    During fiscal year 1997 (ended December 31, 1997), the Company Board of Directors met 8 times: 6 regular meetings and 2 special meetings. During fiscal year 1997 (ended December 31, 1997), the Bank Board of Directors met 12 times:
12 regular meetings and no special meetings. All Company directors attended at least 75% of the aggregate of all Company Board meetings and meetings held by Committees of the Company's Board of which they were members.

                        CORPORATE GOVERNANCE GUIDELINES

    In August 1997, the Board of Directors approved Corporate Governance Guidelines for the directors of the Company and Bank. Issues addressed in the guidelines include:

    - Board membership criteria, including members' complementary expertise.

    - Director commitment, including willingness to serve on a minimum of two Board committees.

    - Selection of the Chairman and Chief Executive Officer.

    - Board composition, including the size of the Board, mix of inside and independent directors, term limits, and retirement age for directors.

    - Meeting procedures, including the opportunity for executive sessions (for independent directors only).

    The Board believes that the guidelines should contribute to the creation of long-term shareholder value by providing for a well-balanced Board of Directors that is capable of making the critical strategic decisions facing the Company.

                             DIRECTOR COMPENSATION

    Each outside director selected one of two alternative compensation programs offered for 1997-1998 service, as well as 1998-1999 service, on the Board. The first program provides for a grant to the outside director of options to purchase 6,000 shares of the Company's Common Stock (made on January 7, 1997), with the first 3,000 shares having vested on the date that immediately followed the Company's 1997 Annual Meeting (the "First Vesting Date") and the remaining 3,000 shares subject to the option scheduled to vest on the date immediately following the Company's 1998 Annual Meeting (subject to the director's re-election to the Board) (the "Second Vesting Date"). The second program provides for a grant of an option to purchase 3,000 shares of the Company's Common Stock (made on January 7, 1997), and payment of $30,000 in cash, with the first 1,500 shares having vested (and the first $15,000 paid) on the First Vesting Date and the final 1,500 shares subject to the option scheduled to vest (and the balance of $15,000 becoming payable) on the Second Vesting Date (subject to the director's re-election to the Board). Outside directors Barr, Burns, deWilde, Ferrari, Kelleher, Porter, and Wells, have selected the first program (consisting of options only). Mr. Roster has selected the second program (consisting of a combination of options and cash).

    Each outside director received an award of 2,500 shares of the Company's Common Stock on April 19, 1996 in recognition of 1996-97 service on the Board.

    Mr. Gay, a former director, will remain an advisory director to the Board. In recognition of this advisory role, the Company will pay Mr. Gay $15,000 for his advisory services during the 1998-1999 term.

    Additionally, outside directors are reimbursed for travel expenses. Also, the Chair of the Board (who also serves as the Chair of the Executive Committee) receives an annual fee of $15,000. The Vice-Chair of the Board receives an annual fee of $2,500. The Chairs of the respective Board committees each receive an annual fee of $7,500. Finally, outside directors on the Loan Committee (including the Chair of this Committee) receive $250 for every Committee meeting attended after the first one in any calendar month.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

    Information concerning each person known by the Company to own more than 5% of the outstanding Common Stock of the Company (as of the Record Date) follows. The Company knows of no persons other than those entities described below who beneficially own more than 5% of the outstanding Common Stock of the Company.

                                   SHARES BENEFICIALLY
                                          OWNED
                                 -----------------------
                                 NUMBER OF   PERCENT OF
   NAME OF BENEFICIAL OWNER       SHARES       TOTAL
-------------------------------  ---------  ------------
Entities affiliated with         614,390(1)       6.00%
Franklin Resources, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

Scudder Kemper Investments,      520,000(2)       5.08%
Inc.
345 Park Avenue
New York, New York 10154

T. Rowe Price Associates, Inc.   666,700(3)       6.51%
100 E. Pratt Street
Baltimore, Maryland 21202

------------------------------

(1) The number of shares in this table and the information in this footnote have been derived from the Schedule 13G dated as of January 30, 1998 filed with the Securities and Exchange Commission ("SEC") by Franklin Resources, Inc. ("FRI"), a parent holding company; Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI (collectively, the "Principal Shareholders"); and Franklin Advisers, Inc. ("FAI"), an investment adviser and subsidiary of FRI. Franklin Management, Inc. ("FMI") is a subsidiary of FRI. The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment subsidiaries of FRI. The advisory contracts grant to the adviser subsidiaries all investment and/or voting power over the securities owned by such advisory clients. FAI has the sole dispositive and voting power with respect to 611,900 shares. FMI has the sole power to dispose or direct the disposition of 2,490 shares, but has no power to vote or direct the vote of any shares. The Principal Shareholders each own in excess of 10% of the outstanding Common Stock of FRI. With respect to securities owned by FAI and FMI, their clients have the right to receive dividends paid with respect to, as well as the proceeds from the sale of, such securities.

(2) The number of shares in this table and the information in this footnote have been derived from the Schedule 13G dated as of February 12, 1998 filed with the SEC by Scudder Kemper Investments, Inc., an investment adviser. Scudder Kemper Investments, Inc. has sole voting power with respect to 356,700 shares, sole dispositive power with respect to 269,200 shares, shared voting power with respect to 103,000 shares and shared dispositive power with respect to 250,800 shares.

(3) The number of shares in this table and the information in this footnote have been derived from the Schedule 13G dated as of February 12, 1998 filed with the SEC by T. Rowe Price Associates, Inc. ("TRP Associates"), an investment adviser, and T. Rowe Price Small Cap Value Fund, Inc. ("TRP Fund"). TRP Associates has sole voting power with respect to 86,800 shares and sole dispositive power with respect to 666,700 shares. TRP Fund has sole voting power with respect to 545,000 shares (which number of shares is included in the number of shares reported by TRP Associates) and sole dispositive power as to no shares. The ultimate power to receive dividends paid with respect to, and the proceeds from the sale of, the shares held by TRP Associates are vested in the individual and institutional clients to which TRP Associates serves as an investment adviser. No client has an interest that relates to more than five (5) percent of the class. With respect to securities owned by the TRP Fund, only State Street Bank and Trust Company, as custodian for the TRP Fund, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The shareholders of the TRP Fund participate proportionately in any dividends and distributions so paid. TRP Associates expressly disclaims beneficial ownership of the shares shown in the table.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company believes that, during fiscal year 1997, its officers (as defined in the rules under Section 16 of the Exchange Act) and directors have complied with all Section 16(a) filing requirements in a timely manner, except that Robert Potts and Susan Walters each made one late filing with regard to the sale of Company Stock under the Company's defined contribution plans (with such sales relating to funding of loans under such plans to the two respective officers). The Company is not aware of any 10% shareholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors of the Company and Bank and the entities with which they are affiliated are customers of the Bank and have had banking transactions with the Bank in the ordinary course of business. The Board of Directors of the Bank adopted a policy during 1992 to prohibit new loans or the renewal of existing loans to insiders after December 31, 1993 (other than on an exception basis). Term loans existing at December 31, 1992 were permitted to remain outstanding until scheduled maturity. The Company believes that all extensions of credit included in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of the Board of Directors of the Bank, did not involve more than a normal risk of collectibility or default or present any other unfavorable features.

    In December 1997 and in conjunction with Mr. Wilcox's promotion to Chief Banking Officer (and corresponding relocation from Massachusetts to California), the Company agreed to make two interest-free relocation loans to Mr. Wilcox. The first loan in the amount of $250,000 (funded in December 1997) is payable in five annual installments, with the final $50,000 installment due on December 1, 2002. The second loan in the amount of $600,000 (funded in January 1998) is due in full on December 1, 2002. Both loans are secured by a lien on Mr. Wilcox's principal residence in California. The largest principal amount outstanding during 1997 (and the principal amount outstanding on December 31, 1997) was $250,000.

    Also, in conjunction with Mr. Wilcox's promotion and pursuant to a separate agreement (separate from the above-described loan documents), the Bank has agreed to pay Mr. Wilcox a guaranteed $50,000 annual bonus for the next five years, with the first such bonus payable in December 1998 and the final bonus payable in December 2002.

    See also "Compensation Committee Interlocks and Insider Participation."

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF AUDITORS

    The firm of KPMG Peat Marwick LLP has been approved by the Audit and Finance Committee and the Board of Directors of the Company to be the independent auditor of the Company for the 1998 fiscal year. KPMG Peat Marwick LLP has audited the Company's financial statements since November 1994. KPMG Peat Marwick LLP has no interest, financial or otherwise, in the Company or the Bank. The shareholders are being asked to ratify the selection of KPMG Peat Marwick LLP. If the shareholders do not ratify such selection by the affirmative vote of a majority of the Votes Cast, the Board will reconsider its selection.

    Representatives from the firm of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders and afforded the opportunity to make a statement if they desire to do so, and will be available to respond to shareholders' questions.

                  SHAREHOLDER PROPOSALS -- 1999 ANNUAL MEETING

    Shareholders are entitled to present proposals for action at a forthcoming Annual Meeting of Shareholders only if they comply with the applicable requirements of California corporate law, the proxy rules and the Company's Bylaws. Any shareholder proposal intended to be presented at the 1999 Annual Meeting of Shareholders of the Company that a shareholder desires to have included in the Company's Proxy Statement must be received at the Company's principal executive office on or before November 13, 1998 in order to be considered for possible inclusion in the Company's Proxy Statement and form of proxy relating to such annual meeting.

                               1997 ANNUAL REPORT

    Enclosed is a copy of the Company's 1997 Annual Report to Shareholders, including financial statements for the year ended December 31, 1997. Also enclosed is a copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1997 as filed with the Securities and Exchange Commission. Shareholders who wish to obtain additional copies of the Annual Report to Shareholders or the Annual Report on Form 10-K should address a written request to Shareholder Relations, Silicon Valley Bancshares, 3003 Tasman Drive, Santa Clara, California 95054.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, there are no other matters that Management intends to present or has reason to believe others will present at the Annual Meeting. If other matters properly come before the Annual Meeting, those who act as Proxy Holders will vote in accordance with their best judgment.

                             THE BOARD OF DIRECTORS

                                /S/ A. CATHERINE NGO
Santa Clara, California         A. Catherine Ngo
March 13, 1998                  CORPORATE SECRETARY

                          SILICON VALLEY BANCSHARES
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                          THURSDAY, APRIL 16, 1998

     The undersigned appoints JOHN C. DEAN and A. CATHERINE NGO, or either of them, with full power of substitution for himself or herself, as the Proxy Holder of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the Annual Meeting of Shareholders of Silicon Valley Bancshares to be held on Thursday, April 16, 1998, at 4:00 p.m. at the NETWORK MEETING CENTER AT TECHMART, SILICON VALLEY ROOM, 5201 GREAT AMERICA PARKWAY, SANTA CLARA, CALIFORNIA 95054 and any postponements or adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner.


                                                     (CONTINUED ON OTHER SIDE)

------------------------------------------------------------------------------
                        -  FOLD AND DETACH HERE  -

Please mark your votes as indicated in this example  /X/

1. To elect directors to serve for the ensuing year and until their successors are elected.

FOR all nominees listed below, with the discretionary authority to cumulate
votes, except votes withheld   / /

WITHHOLD AUTHORITY to vote for all nominees listed below   / /

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME APPEARING IN THE LIST BELOW:

Gary K. Barr, James F. Burns, Jr., John C. Dean, David M. deWilde, Clarence J. Ferrari, Jr., Daniel J. Kelleher, James R. Porter, and Ann R. Wells

2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.

                       FOR   AGAINST   ABSTAIN
                       / /     / /       / /

3. To vote or otherwise represent the shares on any other business that may properly come before the meeting and any postponements or adjournments thereof, according to the Proxy Holders' decision and in their discretion.

                       FOR   AGAINST   ABSTAIN
                       / /     / /       / /

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES AND PROPOSALS, AND WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, AS THE SAID PROXY HOLDERS DEEM ADVISABLE.

SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON YOUR STOCK CERTIFICATE. AN ENTITY (SUCH AS A CORPORATION OR PARTNERSHIP) IS REQUESTED TO SIGN ITS NAME BY A DULY AUTHORIZED SIGNATORY, WITH THE CAPACITY IN WHICH SIGNED DESIGNATED. EXECUTORS, ADMINISTRATORS, TRUSTEES, AND SIMILAR FIDUCIARIES ARE REQUESTED TO SO INDICATE WHEN SIGNING. IF STOCK IS REGISTERED IN TWO NAMES, BOTH SHOULD SIGN.

SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE.




                                       YES          NO
I PLAN TO ATTEND THE MEETING.          / /         / /

Shareholder Signature______________________________________

Name typed or printed _____________________________________

Date signed________________, 1998


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